Exhibit 99.2

Extreme Networks Q2 FY06 Conference Call

January 24, 2006

5:00 p.m. EST (2:00 PST)

Operator:	Good afternoon, ladies and gentlemen and welcome to Extreme Networks’ Fiscal Second Quarter Earnings Release Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question-and-answer session. If anyone shall require operator at any time during the presentation, please press the star followed by the zero. As a reminder this conference is being recorded, Tuesday, January 24, 2006. I would like to turn the presentation over to Bill Slakey, Chief Financial Officer with Extreme Networks. Please go ahead, sir.

Bill Slakey:	Thank you, operator. Good afternoon, everyone. Thank you for joining us. On the call with me today is Gordon Stitt, President, and CEO of Extreme Networks. This afternoon, we issued a press release announcing our financial results for Q2 FY 2006, a copy of which is available on our website at extremenetworks.com. This call is being broadcast live over the Internet today, and it will be posted on our website and available for replay shortly after the conclusion of the call.

Let me note that some of the remarks made during this call may contain forward-looking statements about financial and business guidance, product introductions, and customer development. These reflect the Company’s current judgment on those issues. Because such statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed during this call, important factors that could cause actual results to differ materially are contained in the Company’s Form 10-Qs and Form 10-Ks, which are on file with the SEC and are available on our website. And with that let me turn the call over to Gordon.

Gordon Stitt:	Thanks, Bill, and thanks to everyone for joining us this afternoon. I’ll begin this call with a summary of the financial results, review our quarterly highlights, and then turn the call back over to Bill for a detailed discussion on our financials.

First of all, let me say that we are pleased with how we are managing many aspects of our business, as we were able to generate sequential net income, increased margins, and increased cash flow. We executed on our stock buy back program and reduced our operating expenses. We achieved our earnings goals even though revenue did not meet our expectations.

Net revenue for the quarter was $92.8 million, and net income for the quarter was $5.7 million, or $0.05 per diluted share on a GAAP basis. Excluding stock-based compensation expense of $1.6 million, non-GAAP net income for the quarter was $7.2 million or $0.06 per diluted share. This is an increase sequentially from $0.05 per diluted share reported last quarter.

We experienced strong growth internationally this past quarter. Both our EMEA and Asia-Pac regions increased revenue. EMEA had revenue increases both year over year and sequentially. And in our Asia-Pac region, we saw a very strong quarter – a year-over-year increase of $7.4 million. Japan, a region that I discussed in detail last quarter, continued its recovery and enjoyed an increase in revenue.

Our Americas business did not achieve the revenue that we planned. Our challenges were mostly in the U.S. market, where some large deals that we anticipated were pushed out beyond quarter-end. In addition, I don’t believe that we managed our pipeline as well as in previous quarters.

We have already undertaken steps to address the U.S. market. We have made management changes at a variety of levels and identified actions to better track and increase our sales pipeline. We will aggressively be hiring additional sales and systems engineering teams in the U.S., and our Vice President of Worldwide Sales, Frank Carlucci, will provide direct attention to the U.S. market, working closely with our regional directors. We have also added a seasoned sales executive to drive our U.S. Federal business.

As I mentioned earlier, this quarter resulted in sequential improvements in our gross margins, profitability and cash generated from operations. These results demonstrate our ability to firmly manage our business and enable us now to focus on increasing revenue going forward.

Let me touch on a few more financial details.

Last quarter we announced a $50 million stock repurchase program. During this recent quarter, we began implementing that plan and repurchased $6.8 million in stock. We are executing to our internal plan and will continue to do so going forward.

We increased gross margins during this past quarter. This marked eight consecutive quarters in which gross margins have increased on a year-over-year basis. Gross margins for the second quarter on a GAAP basis were 54.7 percent. Excluding expense for stock-based compensation, gross margin was 55 percent – this is an increase from 53.8 percent from the same quarter last year. Again, this was the eighth consecutive quarter of gross margin increases.

We continued our drive toward efficiency and higher profitability by reducing operating expenses during the quarter. On a GAAP basis, operating expenses were $45.7 million. Excluding stock-based compensation of $1.3 million in the quarter, operating expenses were $44.4 million or 47.8 percent of sales. This is a reduction of $1.7 million compared to the same quarter a year ago.

We generated cash from operations during the quarter of $12.7 million. After $6.8 million for the stock repurchase activities, we ended the quarter at $456.3 million, an increase of $6.0 million from the first quarter of fiscal 2006. Again, to be clear, we increased cash over and above our stock purchases.

Bill will go into more detail a little later.

At this point, I’d like to review our strategy going forward. As we have previously stated, our focus is on convergence, security and on the metro Ethernet market.

First, convergence.

As many of you are aware, Extreme has been promoting its customer-oriented strategy for handling the convergence of applications occurring on today’s networks. Our architecture and vision of open converged networks places us in a unique position to help enterprises and metro Ethernet service providers build infrastructures that offer the availability, security, voice-quality connections and ease of management required to run voice and video. Our approach allows users to build a network foundation that promotes intelligence, allowing for collaboration between corresponding network devices throughout the network infrastructure. And, our approach permits customers to integrate best in class technology for their own customized technology path, not their vendor’s. We believe this open and focused approach to convergence will allow us to capitalize on the underlying market requirements and grow our revenue in the future.

A key piece of technology in our open converged network architecture is our BlackDiamond 8800 switching solution. The first switch to deliver true voice-class availability at the edge of the network, the BD8800 continues to attract new customers. Its combination of our award-winning Extreme XOS operating system, convergence-ready hardware and excellent price performance makes it an ideal solution for converged networks and a key component of our growth going forward.

We have talked in the past about the importance of our software, and specifically of our modular operating system, Extreme XOS. During the quarter we completed a major new release of XOS that delivers many new capabilities to the market. Development was focused on providing network availability and enhanced security for converged networks. Specifically with this software release, we delivered what is called “hitless failover” for our BlackDiamond 8800. Hitless failover provides for the continuous operation of the network in cases of certain failures. Our implementation even allows power for devices such as IP phones to be preserved allowing no interruption to VoIP services. This is very important to keep business quality Voice-over-IP conversations going. We also added new security capabilities, including network logon functionality for secure network access control.

We made these enhancements because customers’ expectations are that Voice-over-IP calls are not interrupted when a change in the network occurs, even with functionality such as network access control turned on.

Our unique, open approach was recently recognized by global growth consulting company, Frost & Sullivan. Extreme was the recipient of its 2005 Product Line Strategy Award for the Enterprise Switch Market. We were singled out for our innovative approach to providing an integrated software and hardware network solution that helps customers implement voice-over-IP and establish network security, and integrate wired and wireless infrastructures.

An integral part of our strategy for being the leader in open, converged networks is our global strategic partnership with Avaya. There are two parts to our relationship, a strategic reseller arrangement and a joint technology development program. We recently extended our technology development agreement for another year, after having previously extended our strategic resale agreement earlier last year. Together, our two companies continue to attract new enterprise customers seeking to deploy market leading IP telephony applications and our innovative infrastructure to run them. And, while the contribution from Avaya was lower this quarter due to seasonality as this was the first quarter of their new fiscal year – this partnership continues to open doors for us and we believe will help to drive growth for us in the large and mid enterprise market.

Now, I’d like to take a moment to review some of our many customers that rely on our open approach to converged networks to run their businesses.

Extreme Networks is now working with Nike, the world’s leading designer, marketer and distributor of athletic footwear. Nike is implementing a campus extension at its Beaverton, Oregon headquarters, in conjunction with MCI, a managed service provider as well as our IP Telephony partner Avaya. This customer chose Extreme Networks’ secure and available switching solutions over our leading competitors based on our degree of innovation and performance. Nike’s new employee facility necessitated network access to their campus LAN. With our Quality of Service, bandwidth management and Power over Ethernet, the network will easily allow Nike to migrate to Voice-over-IP applications in the near future.

At Caltech, Extreme Networks BlackDiamond switches were part of a record breaking “Bandwidth Challenge” as part of the SuperComputing 2005 event in November, where a team of leading scientists and engineers collaborated in a demonstration of High Performance Grid Computing. The result was a new world record for data transfer over a global network. Using our line rate 10 Gig bandwidth and low latency features to aggregate server traffic, the winning team was able sustain more than 130 Gigabits of traffic over an optical network.

And in Mexico, the Government’s INSP, a national health Services institution selected Extreme Networks as the underlying network technology for its 17-hospital system. Focused on specialty health areas such as cancer, nutrition, and cardiology, INSP has in place a master strategy to implement leading edge health technologies throughout its system with network infrastructure being the first stage. Our network switching technologies are positioned with our IP Telephony partner Avaya to serve as the most reliable converged voice and data solution.

The second key driver in Enterprise networking today, beyond convergence, is securing the network. At Extreme, we offer the customer a solution addressing the entire infrastructure, not just the perimeter. As we have done in the past, we combined our culture of innovation and different perspective along with customer feedback to develop our solution. The result is a security solution that makes securing the infrastructure easier to manage and much more robust. We believe this approach to security will be an important part of our growth going forward.

We base our solution on a technology that we invented, called CLEARflow. CLEARflow is a programmable security rules engine that is built into our ASICs. Because CLEARflow is ASIC-based it operates at full 10 gigabit per second speeds, making it very high performance and suitable for use even in the largest networks. This hardware-centric approach also allows the switches to keep working even while the network itself is under attack. The strategy of enhancing customer security by integrating security into the core of the network is complementary to the current base of perimeter security solutions commonly in use.

Our approach to integrating security into the network provides users with a solution that keeps the network up and running. We frequently hear from IT professionals, that this is exactly what they need to secure their networks and focus on their businesses. This is a strong differentiator for Extreme going forward, and will be an ongoing area of investment for us.

The third business driver for Extreme is the metro Ethernet market. This market is and always has been a key market to Extreme, generating between 20 and 25 percent of our revenue. Metro Ethernet sales contributed much of our strong growth in Asia during this past quarter.

Since early 2000, Extreme has been a pioneer in this market. From our cries of “Sonet is dead” to “Ethernet Everywhere,” we have helped build this market and both drive and enable the movement to Ethernet based Metro networks. We have invented and delivered several innovative new technologies such as our metro ring protocol called EAPS. EAPS, which is an acronym for “Ethernet Automatic Protection Switching,” delivers high availability and resiliency at carrier-class levels. The strength of this technology, and our experience in building large scale networks with EAPS, is a competitive differentiator for us in this expanding market.

Our vMAN technology, that helps segment network traffic to increase network efficiency and scalability, also demonstrates our ability to differentiate and redefine the market, which should contribute to our growth.

The growing trend of entertainment services over the Internet signals the need for networking technology that can meet the availability requirements. With our history of delivering carrier-class technology, our XOS software and some upcoming extensions, Extreme is firmly positioned to leverage the opportunities in this growing market.

In addition, as more and more service providers use Ethernet to offer residential services, the fact that Extreme has a solution that provides a platform that delivers both business and residential services, greatly strengthens our value in this market.

I’d like to review a few new metro Ethernet customers relying on us for emerging Triple Play applications.

First, Finland’s Vaasa Telephone Company is using Extreme Networks for converged “Triple Play” services. Supporting its Metro network serving thousands of customers on Finland’s west coast, Vaasa delivers voice, video and data over a high performance 10 Gig network between two cities. Vaasa is relying on our BlackDiamond 10K switches for the network core and Summit switches at the network edge. Today, the network aggregates more than 30,000 combined Fiber-To-The-Home and DSL connections, carrying broadband traffic for phone calls, Internet connections and video.

Also during the quarter, Korea Telecom, one of the world’s largest telecommunications providers, continued to work with Extreme to build out its “NTopia” Metro network, providing residential Ethernet access. Korea Telecom supports Video on Demand applications as well as VPNs, broadband Internet and Voice over IP services for more than 2 million subscribers. Our Alpine switch provides the Quality of Service, bandwidth and Layer 3 services that are essential to these converged services.

Again, I would like to emphasize the opportunity that we have in the Metro Ethernet space. We have a strong technology base, a number of technology innovations that differentiate us, and the experience to help carriers build out the next generation of Ethernet broadband network. Our investment in this market hopefully will bear fruit this calendar year as we introduce some new purpose-built products for this market.

So to quickly summarize the quarter.

We are pleased with our ability to manage certain aspects of our business, we are focused on growing revenue, and we are optimistic that we can capitalize on the growth drivers – convergence, security and particularly Metro Ethernet going forward.

Now, with that, I’d like to turn things back over to Bill for a detailed financial review. Bill?

Bill Slakey:	Thank you, Gordon. As always, I’m going to briefly review our financial results for the quarter, and then update our expectations for future performance.

This was a good quarter for profitability and improvements in our base operating model, and we did meet or exceed many of our financial goals for the quarter. Gross margins as a percentage of sales expanded again, operating expenses were down notably in dollar terms, and profitability and earnings per share were improved on a sequential basis, despite lower revenues.

Cash generation was very good as well with $12.7 million in cash from operations and the repurchase of $6.8 million in stock. We believe this use of our cash is both a very direct step to take to increase the value of our shareholders’ investment in our company, and is also a tangible evidence of our commitment to improving shareholder value at Extreme over time.

This was also a good quarter for revenue growth outside the U.S., with international revenues up 15% sequentially and 7% year over year. Our performance in the U.S. was weak, however, and impacted our overall growth rate. Gordon has taken you through some of the steps we are taking to address this going forward.

Revenue for the quarter was $92.8 million, consisting of $77.0 million in product revenue and $15.8 million in service revenue. Our book-to-bill was slightly above 1.

Service revenues were up 9% compared to the year-ago quarter and down 1% sequentially. Product revenue decreased 6% sequentially and 10% year-over-year.

Shipment of modular products represented 45% of sales, with stackable products representing 55%.

The split of enterprise sales and service provider sales was 74% to 26%, similar to Q1 and generally consistent with our typical mix.

XOS-based products continue to help drive revenue growth and gross margin expansion for us. All told, sales of XOS-based products represented more than 25% of total product bookings during the quarter.

We saw solid contributions from the BD 8800, and our XOS-based stackables. Sales of some of our older chassis products declined, consistent with a shift towards newer products.

New bookings for PoE ports were also up sequentially. We saw a solid increase in the sale of PoE blades for the BD 8800. New bookings of PoE ports represented more than 10% of our total port bookings. We expect PoE ports to continue on a growth trajectory, driven by demand for IP telephony and wireless.

Bookings through our Avaya channels, both direct and Avaya resellers, were down sequentially in what is a seasonally slow December quarter for Avaya. Avaya-related revenues bookings and revenue were up strongly compared to Q2 a year ago. And Avaya represented between 5% and 10% of total company revenues in the quarter.

Looking at revenues geographically:

In EMEA, our European operations, which includes the Mid-East and Africa, our revenues were $31.4 million for the quarter, up 5% compared with the same quarter a year ago and up 4% sequentially. During the quarter we saw strong growth in Germany and Eastern Europe in particular.

Revenues in Japan were $11.0 million, up 2% sequentially compared to the September quarter. This is a good outcome for us, the second consecutive quarter of flat-to-up revenues after a period of sequential declines in quarterly revenues in Japan. Revenues in Japan were helped this quarter by one of our largest wireless wins to date.

Looking at Asia outside of Japan, revenues were $16.6 million, up 45% from the September quarter and up 80% from the second quarter a year ago. Revenues in Asia can be lumpy for us as a result of a high contribution from the service provider business, but this was a very solid result and our strongest quarter in Asia Pacific in over three years.

Our international revenue growth of 7% vs. Q2 a year ago was a good result and in line with our goals for the quarter. In the U.S. however, revenues were weak. Revenues in the U.S. were $31.9 million, down 27% compared to the second quarter a year ago, and down 29% sequentially. Revenues were particularly soft in the month of December. It is certainly fair to say that we did a poor job of forecasting our pipeline, both deal timing and closure rates. Gordon has taken you through the steps we are taking to address our revenue growth in the U.S. And as a result of these steps, and the number of deals deferred into the current quarter, we do expect that U.S. revenues will be up in March despite typical seasonal trends.

Turning now to costs and expenses:

The cost of goods and operating expense comparisons I will be discussing do not include stock-based compensation expenses. These expenses added $1.6 million to our total costs for the quarter. For those of you who want to note it in your model, the breakout of these expenses by P&L line item in the quarter was as follows: $196,000 increase to product costs; $92,000 increase to service costs; $594,000 increase to sales and marketing expense; $442,000 increase to R&D expense; and $250,000 increase to G&A expense. This breakout is also included in table form in our press release.

Looking at gross margins not including stock-based compensation, total gross margin as a percentage was 55.0%, up from 54.7% sequentially, and 53.8% in the same quarter a year ago. Both product and service gross margins were up sequentially and year-over-year.

Excluding stock-based compensation, product gross margins were 56.7%, compared to 56.4% in the September quarter and 55.7% in the year-ago second quarter. Service gross margins, excluding stock-based compensation, were 46.8%, compared to 46.3% in September and 42.3% in the same period a year ago. Gross margins are up sequentially despite lower volumes primarily as a result of more favorable product mix, lower overhead rates and reductions in per-unit product costs.

At 55% total gross margin, we are operating in the target range for gross margins that we have previously laid out for investors. We do believe that gross margins on both products and services can continue to improve over time through a combination of higher revenue, operational improvements, and new products sales. That said, given the number of pricing, mix, cost, and volume variables involved, we do not expect that gross margins will improve lock-step each and every quarter.

Turning to operating expenses:

Sales and marketing, R&D, and G&A expenses for the quarter were $44.4 million, not including stock-based compensation. This was down from $47.8 million sequentially and from $46.1 million in Q2 a year ago. Sales and marketing expenses declined by $1.7 million sequentially as a result of lower variable costs and less spending on product introductions. G&A spending decreased by $1.1 million in part as a result of lower legal expenses in the quarter. R&D expenses declined $0.5 million sequentially to $15.2 million. Our expenses overall, particularly G&A and R&D, also benefited from holiday shutdowns in some groups.

Of note, headcount at quarter end stood at 835, up from 795 at the end of September. The bulk of the increase in headcount was in engineering, primarily in our new facility in Chennai, India. It actually has resulted in cost savings as a result of bringing in house previously outsourced work. Sales headcount was also up sequentially.

Looking at net income:

In Q2 on a GAAP basis, we reported operating profits of $5.1 million. Adding in $1.4 million in net other income results in a profit before tax of $6.5 million, and after tax of $5.7 million or $0.05 per share on a diluted EPS basis.

On a non-GAAP basis, excluding stock-based compensation, operating profitability was $6.7 million or 7.2% of sales, up from 5.9% in September despite lower revenues. Profit after tax was $7.2 million or $0.06 per share on a diluted basis

Compared to Q2 of last year, profitability is down from $10.0 million or $0.08 per share. A reminder: our results last year included $3.9 million or $0.03 per diluted share for a consumption tax refund received in Japan.

Tax rate for the quarter was 13%. Total shares used to calculate diluted EPS in the current quarter was 124.8 million. Total shares outstanding at quarter end were 122.3 million, down 900,000 shares from the end of September.

Cash and cash equivalents, short-term investments and marketable securities totaled $456.3 million, up $6 million sequentially.

Cash from operations was $12.7 million. Net inventory at quarter end was $21.9 million, up slightly from $21.4 million at the end of Q1. Inventory turns stood at 8 for the quarter, in line with the September quarter. Accounts receivable were $33.6 million, up $3.5 million sequentially. DSOs at quarter-end stood at 33 days, up from 28 days at the end of Q1. Accounts payable were $22.2 million, up $4.4 million sequentially.

During the quarter we used $6.8 million to repurchase shares, reflecting a pace that was generally in line with our previously stated goal of completing our $50 million dollar program within 12 months.

You will note on the balance sheet that our $200 million convertible note has been reclassified to short term liabilities, reflecting the fact that it is due in the coming December. Currently, our plan is to pay down the debt when due.

Some other items to note, depreciation and amortization for the quarter was $3.7 million, and capital expenditures for the quarter was $1.6 million.

Turning now to guidance:

For revenue in the March quarter, we currently anticipate that our revenues will be in the range of $90-$95 million. We do expect to see seasonally lower revenues outside the U.S., but we expect that revenues in the U.S. will be up from an unusually low result in December.

On gross margins, our expectations for the March quarter is that gross margin as a percentage of sales will likely be flat-to-down somewhat from this quarter’s 55%, not including stock-based compensation. As ever, our gross margins are sensitive to volumes, pricing on large competitive deals and on the precise mix of products and channels. In addition, we are beginning to incur some costs related to new environmental regulations, in Europe in particular.

On operating expenses, in Q3 we expect our total operating expenses will be in a range of $44-$46 million, not including stock-based compensation expense. This is down notably from our previous guidance of $47-$48 million.

And other items for your model

We expect net interest income of approximately $1.2-$1.4 million a quarter. We anticipate a corporate tax rate of 10%-15% throughout the remainder of fiscal ‘06. And we anticipate that stock-based compensation will continue to run at a quarterly expense rate of $1.6 million - $2 million, approximately.

As for the impact of our share repurchase program on cash balances, interest income, and share count, we will make no particular further forecasts on this other than to note it is our expectation to complete the $50 million program over the course of the next nine months.

As always I will note that there are risks associated with our expectations. Investors should note that our quarters are back-end loaded with approximately 50% of our business done in the last month of the quarter, and so it is fair to say our visibility can be limited. It is also the case where one or two large deals a quarter can make the difference between sequentially up or sequentially down revenue.

Before I turn the call over to Gordon I would like to note that Extreme will be holding an analyst meeting in New York on March 2, which is a few weeks later than we have in the past. Invitations will be going out shortly.

And with that, let me turn the call back over to Gordon.

Gordon:	Thanks Bill. To conclude, I just wanted to thank our team here for their hard work in improving our business model, and for their focus on increasing margins, for lowering costs and for providing stronger leverage to our business model.

With that, I’d like to open the call to questions.

Operator:	Thank you. Ladies and gentlemen at this time we will begin the question and answer session. If you have a question, please press the star key followed by the one on your pushbutton phone. If you’d like to decline from the polling process, please press the star key, followed by the two. You will hear a three-tone prompt acknowledging your selection. Please ask one question and one follow-up and re-queue for additional questions. If you are using speaker equipment, you will need to lift your handset before pressing the numbers. One moment please for the first question. Our first question comes from Mark Sue with RBC Capital Markets. Please go ahead.

Mark Sue:	Hi Gordon, hi Bill. I think Extreme has missed three out of the last four December quarters but you’ve always managed to grow revenue sequentially in every single June quarter. Is it a sales force incentive issue or is it something else? And what component of the miss in the U.S. was end market weakness or was it execution and did you see some capex flush at the end of the quarter?

Gordon Stitt:	There’s a number of questions in there, Mark. I’ll address the last one in terms of was it market weakness or internal execution. As we stated, I don’t think we did a great job of pipeline management, although I can certainly put my finger on a number of large deals that we did anticipate we would ship within the quarter that were delayed beyond the quarter boundary.

Mark Sue:	Any thoughts just on how you can change your incentives so that you can have sequential growth moving forward in the December quarter versus having very strong June quarters?

Gordon Stitt:	Well, I don’t have a good answer to that Mark. I’m not sure that a sales incentive program is at the root of this problem.

Mark Sue:	Got it, and what was the book to bill?

Bill Slakey:	Slightly above one, Mark.

Mark Sue:	OK.

Bill Slakey:	Thank you. Next question please.

Operator:	Thank you. Your next question comes from Alex Henderson with Citigroup. Please go ahead.

Alex Henderson:	Well, so June quarter you guys had a major debacle in Japan and we were waiting for that to roll off here in the March quarter so you could get back to the growth trajectory, and now you’re busted in the U.S. How should we be thinking about this company’s growth prospects over time when you can’t seem to put together more than two or three quarters without having a serious debacle in your operations, which looks like from everything we can tell was more company specific than end market specific?

Gordon Stitt:	Yeah, Alex. This is Gordon. You know, like I said, in the last answer, we do accept that there were operational issues in the U.S. but we also did see some behavior of delays – just delays in terms of business that we have won but was not delivered. We are very focused on the U.S. operations. It is our largest market but I do want to comment that the other markets in terms of Europe and Asia did have very, very strong quarters.

Alex Henderson:	Well, if I could follow up, certainly the guidance here is below anybody’s forecast for the March quarter, so we’re still even with business being delayed out of the quarter would still look like you’re well off the growth curve that anybody had anticipated coming into this earnings release. Either the Street’s missing something or your execution has got some more serious problems to it. What is it specifically in the environment that’s causing a periodic miss one geography at a time the way you’ve been seeing them over the past year? To be blunt about it, you still haven’t grandfathered the problem in Japan yet.

Gordon Stitt:	Well, again there are a couple of questions in there Alex. In looking at Japan, we had – you know Japan used to be a very high percentage of our business in the high teens and low twenties, and as the carrier build outs there have been lumpy, we saw that drop to a lower level, but that has grown over the last couple of quarters and although we haven’t seen a high level of growth there yet, we’ve put in place, I believe, the right infrastructure to head that direction, specifically on Japan.

Operator:	Thank you. Your next question comes from Subu Subrahmanyan with Sanders Morris. Please go ahead.

S. Subrahmanyan:	Thanks. If I could take another shot at kind of just what happened in the U.S., are you suggesting that some of the delays in deal closing that you saw were kind of market phenomenons and can you talk about overall activity? Was it end of the quarter deals didn’t close and did it affect your linearity?

Gordon Stitt:	Yes, Subu this is Gordon. The decline you know came as Bill mentioned largely in the month of December. And we did see business delay from both new and existing customers, so I don’t believe this was a situation where we were looking for big budget flushes. We had, you know, a pipeline there and we had expectations for revenue coming in and this deferral came literally during the last several weeks of the quarter and it did catch us by surprise.

S. Subrahmanyan:	Understood, and was it part of it Avaya related or was this just alone Extreme sales?

Gordon Stitt:	It’s hard to break out whether it was specifically related to Avaya or to frankly a particular channel but at these levels of revenue, we do have some very large customers and particularly in the large enterprise space and when you look at a million dollar deal or a larger deal that moves across a quarter boundary, that can have a very significant impact on our overall sales level, clearly. That said, we are proud of the fact that even given that drop and those deferrals that we were able to maintain our profitability at a very high level, a relatively high level.

S. Subrahmanyan:	Got it, thanks.

Bill Slakey:	Thank you, next question please.

Operator:	Our next question comes from Samuel Wilson with JMP Securities. Please go ahead.

Samuel Wilson:	Good afternoon. A few small questions but a number of them, first what was linearly for the quarter if it’s normally 20, 30, 50, kind of what was it this time around?

Bill Slakey:	Well, Sam it was slightly better than that but that was as a result of coming in with a hole in the revenue the last week or two of the quarter.

Samuel Wilson:	Got it, OK and how about U.S. Federal business in particular? Did you notice anything there or was it mainly U.S. enterprise was the problem?

Bill Slakey:	Our Federal business experienced the same issues our enterprise business did in the U.S.

Samuel Wilson:	Got it, and then lastly kind of two other questions. First, book-to-bill slightly above one but you had deals push out at the end of the quarter, does that mean the deals in fact have not been booked yet?

Bill Slakey:	Yes, that’s what we mean by a deal having been pushed out, it was not signed, not booked, it’s not in the backlog.

Samuel Wilson:	Got it, and lastly why is accounts receivable up quarter on quarter if at the end of the quarter you had kind of a revenue fall off? I mean a lot of that stuff should have been through the billing cycle and usually you would see DSOs go down in those cases.

Bill Slakey:	Yeah, it was a function of particular channels and mix we were doing our business in. Some of our larger resellers have more favorable terms than others.

Samuel Wilson:	Got it, thank you.

Bill Slakey:	Thank you.

Operator:	Our next question comes from Christin Armacost with SG Cowen, please go ahead.

Christin Armacost:	Thank you. Could you tell us how much exactly Avaya was down sequentially in the quarter and also on some of the new products, can you give a sense of their contribution in the wireless LAN and security areas?

Bill Slakey:	Christin, we don’t break out Avaya sales directly quarter to quarter but it was down a few million dollars, enough to impact things. As it relates to new products, XOS-based products and new product revenues, they were up as a percentage of revenue, in some cases up in dollar terms sequentially, but in other cases down in dollar terms sequentially primarily as a result of what was happening in the U.S.

Christin Armacost:	Thank you. And then in your opex you’re making good progress and bringing the opex down to the 44 – 46 million, how are you driving your opex down in terms of either employee headcount or sales and marketing and R&D by the major expense category?

Bill Slakey:	Yes, so in some cases we are you know we have recently opened up our facility in Chennai and what that has allowed us to do is bring in house functions we were previously doing out-sourced and actually in doing that we’ve had a very positive effect on R&D, among other things. On the sales and marketing side, operating expenses are coming down with revenues and in some cases a little bit more focus on where we are investing dollars, particularly in the recent quarter as it relates to product intros and such. And on the G&A side, having worked through some of the previous legal issues is helping us on those operating expenses there. We’ll continue to work this and I think the $44-$46 million a quarter range is a range you can use for a few quarters yet.

Christin Armacost:	Great, thank you Bill.

Bill Slakey:	Thank you.

Operator:	Thank you. Next question comes from Tim Long with Bank of America Securities. Please go ahead.

Tim Long:	Thank you. A few questions here, back to the margins side, having a similar type of operating margins on the lower revenue base, I’m just curious if since the miss was very late in the quarter I’m surprised you were able to swing your opex that much or your manufacturing absorption. Should be assume that had that revenue not missed or pushed out that you were managing the business for 10%+ operating margins or is there something else I’m missing there? Second question, when you talk about the U.S. market being up sequentially, I think Gordon also mentioned some management changes that are occurring. Could you talk about any potential impact that those management changes may have on your near term business, it seems like that could be a risk there. And third, if you could just talk about the new sales head of federal, what’s your sense of timing for a little more traction in that business. Does there need to be more certification to get into some of the larger programs?

Bill Slakey:	OK, so a lot of questions there. Let me try and handle the operating margin question. We previously laid out a goal of getting our operating margins to a 9% to 14% range some time during this fiscal year, so you can assume that we’re trying to run the business to get into that range and we’re doing so for the current quarter and, yes, you might infer that had we run at higher revenue rates, certainly operating profits would have been higher. Some of the ability to turn expenses on short notice included things like holiday shutdowns, etc, which could be implemented. As far as the new changes in Federal, Gordon, I’ll turn that one over to you.

Gordon Stitt:	Yeah, Tim, let me address some of the organizational changes and I want to be clear that these changes have already happened in terms of the organization. You know we are ramping the headcount in the U.S. and given the percentage decline, I do believe that there’s upside ahead of us in that market. In the Federal, we did bring on a new leader of that business during the December quarter and as you suggest there is a long tail on some of those deals, but we do have an installed customer base there and we do expect to see revenue from that customer base as well as an aggressive curve towards winning some new business there. You asked about certifications and the short answer is yes we do have the certifications. There’s a long list and we’d certainly be happy to go through that with you off line.

Bill Slakey:	OK, thanks, next question please.

Operator:	Next question comes from Jiong Shao with Lehman Brothers. Please go ahead.

Jiong Shao:	Thanks. I’ll stick with one follow up and one question. The follow up is for the deal that got pushed out to March, I was wondering could you talk about how many of them if any of them have been closed, have been booked? I’ll ask a question later.

Gordon Stitt:	Yeah, this is Gordon. I think that’s, given where we are in the quarter very early on, I don’t have a good answer for that yet.

Jiong Shao:	OK, sure enough. Gordon, I have a little bit longer-term question for you. If we look at the enterprise LAN switching space, it seems like over the last seven or eight years the number of players in a space has been increasing but a lot of the product increasing is somewhat commoditized and the industry consolidation hasn’t happened so I was wondering could you talk about what are your views on this space and if the industry starts to consolidate where Extreme stands?

Gordon Stitt:	So, again there’s a couple of questions in there. Let me address, Jiong, the question of commoditization and I think one thing that’s difficult today is that a lot of the market research firms have bunched a lot of products together. For example taking layer 3 products and layer two products, the line’s blurred and so they have grouped all those products together. If I look at some segments of that market and let’s say for example the small and medium business segment, I would tend to agree that is commoditizing and the functionality is pretty high in a lot of companies’ products and certainly sufficient for a small business to build a network, and we all see that in the networks we’ve built at home in terms of cost of products. I think when you come to the large enterprise market and certainly more particularly to the Metro Ethernet Market, which are the two markets in which we participate that it’s far from commoditization. The skills both in terms of the support skills, the systems engineering skills, and the products and technology that is necessary to build a 10,000 or 20,000 or 30,000 node network is significant, and although I would agree with you that there are more players in the overall switching business than there were eight years ago, there aren’t more players in the large enterprise space in that a lot of the new entrants have approached it from the very low cost segment and addressing the small and medium business. I hope that answers your question.

Jiong Shao:	OK.

Bill Slakey:	Thank you, next question please.

Operator:	Our next question comes from Long Jiang with UBS. Please go ahead.

Long Jiang:	Yes, hi, good afternoon. A couple of questions, very nice sequential growth in Asia Pac. Just wondering, was this growth concentrated in one to two carriers or was it more spread out? And also, you mentioned a growth was driven by some project-related upgrades and can you tell me how long will such upgrade projects typically last before the spending trails down?

Gordon Stitt:	Yes, this is Gordon. The second question again in terms of when you look at upgrades, it depends very much on the particular customer, so I hesitate to make any generalizations. We’ve seen in some parts of the world a network upgrade where we have won the next generation network; we’ve seen that upgrade be installed over the course of many quarters, six to eight quarters. There are other cases in some other regions where we’ve seen upgrade go through pretty quickly and sometimes within a single quarter or bridged over two quarters. That’s something that’s very difficult to predict, again as the carriers operate that business does tend to be lumpy.

Bill Slakey:	As far as where the revenue came from, it was spread across multiple carriers and in fact multiple countries in Asia Pac.

Long Jiang:	OK, thanks. My second question has to do with the product mix between modular and stackable. For several quarters the mix – the percentage of modular switching continues to decline, and you have said that you expect the mix from modular switching to eventually recover to above 50%. Now is that – are you still expecting that to happen sometime during the year or do you think it’s going to be pushed into the next year and what would be the catalyst for your modular switching to go up?

Bill Slakey:	Well the catalyst for it to become a more 50-50 mix would be stronger sales in the U.S. It is just the nature of our business that outside the U.S. we have a higher mix of stackables generally in the revenue stream and inside the U.S. it’s a slightly higher mix of modulars, and so the fact that U.S. revenues were unexpectedly low this quarter also affected the mix of stackable modular, so as the U.S. recovers and becomes a more traditional part of our total revenue stream, I would expect stackable and modular to shift around.

Long Jiang:	OK, one last quick question.

Bill Slakey:	One more.

Long Jiang:	OK. You’re going to pay off the $200 million convertible debt by the year end and you’re going to continue to carry out this share by back program, what kind of a net cash level are you comfortable with on the balance sheet?

Bill Slakey:	Yes, I think that the right sort of net cash balance for a company like us to carry is something around 50% of revenues, and at a balance plus or minus that number I think we’re at the right balance. It’s certainly more than enough to run the business day to day. It gives you a little flexibility to be opportunistic on things and gives customers comfort, hence the thinking on the use of cash to both repurchase shares and pay back the note. And with that, let me move on to the next question.

Operator:	Next question comes from John Mark Duncan with Pacific Growth Equity. Please go ahead.

John M. Duncan:	Good afternoon. Can you talk a little bit more about the U.S. You’ve said that, you know, you experienced some deal push out and also some pipeline management issues. Can you explain if there is any, or talk about if there is any turnover that is affecting execution here?

Gordon Stitt:	So, as we said there have been management changes that have been instituted, so certainly there is some turnover, yes.

John M. Duncan:	OK, so there’s been some management changes instituted. There seems to be at least – you do hear regionally that there’s certainly some sales turnover in North America beyond maybe some forced management changes.

Gordon Stitt:	Yes, again let me directly address your question and say that yes there has been turnover in the sales force and certainly that impacts results.

John M. Duncan:	OK, and then on to Japan, obviously it looks like we did have a little sequential improvement here for the quarter. Can you talk about kind of the expectations that you have as we go into 2006 here? I think you’ve laid the groundwork in terms of distribution and maybe trying to get into the enterprise but do you see some opportunity for carrier upgrades in that region, or just kind of what are you thinking along the lines of Japan?

Gordon Stitt:	OK, I want to be clear and say you asked the question about the calendar year and so my comments are about the calendar year and not any particular quarter. We do see significant opportunities in Japan during calendar year 2006. We have a large installed base of Metro Ethernets within the Japan market across many, many customers. Some of those networks are getting a little long in the tooth, have been installed for three to five years. We do expect there to be upgrades there and given our strong position in that market and in our installed base, we expect that that will contribute significantly to Japan in this calendar year.

Operator:	Next question comes from Tal Liani with Merrill Lynch. Please go ahead.

Tal Liani:	Hi guys. I want to focus, not on the results but rather on the bigger picture and I want to go back to the question that Alex asked at the beginning of the conference call. It seems like you’re trying harder and harder and harder in the same area of switching while Cisco has been gaining share, if you look at the market share data over the last two years, and you would argue that you have a better solution, scaleable carrier class, whatever. What are the steps or what are the expected steps that you’re taking in order to reverse the trends, and I’m referring here more to your product strategy, long term focus, etc? Thank you.

Gordon Stitt:	Tal, first of all in comparison to Cisco, we participate really in two segments, that is, call one segment the midsize and large enterprise segment, and the Metro Ethernet space. Cisco’s market approach is considerably broader than that in that they have been seeing strong growth in their small and medium business segment, which is not an area we participate in at all. So, it’s hard – I mean I look at it on a customer by customer basis and we beat Cisco a lot. It’s sometimes tough to capture an account from them but we’ve certainly done it during not only this past quarter but in previous quarters. I don’t know of any good tracking that breaks out specifically by market segment in terms of looking at large enterprise, so it’s really hard to determine what the share changes there are. I would say though that again in looking at this marketplace, there is a part of the market that not only is open to buying a non-Cisco solution, that is the part of the market that doesn’t want to buy from the marketshare leader, but I would say that there is a part that won’t buy from them for whatever reason, whether it’s because of the size of the company and difficult to get a response or because they want a leading edge solution that’s technology based. So, I think you get to a point where, frankly, for them I think it becomes very difficult to grow market share in a particular segment and I think you can see that in terms of looking at their overall corporate strategy and diversifying into new market areas. I think they are having a tougher time gaining share, again, in the particular segments that we play in.

Tal Liani:	If I use my follow up question also on the same issue, and Gordon wouldn’t you think that you would need to expand into other areas? You see your competitor Foundry going into routers, going into layers 4-7, and you yourself said that Cisco is successful because they’re going into SMB, so the subsequent question would be so why wouldn’t you try to go into other areas? So the question is bigger, so what is the future direction of the company, are you just going to try and do more of the same or are you going to try and diversify into other sections or other areas?

Gordon Stitt:	So, I think the answer is pretty clear. We’ve made an investment in the security space – the investment’s been over the last eighteen months but we’re just starting to see the benefits from a revenue perspective. We’ve made a significant investment there not only in our core technology, that is the ability to build security within the switch, but also in security appliances and you can expect to see more from us in that area both from a software perspective from products and from partnerships. We see the security space as an adjacent space. It’s also an opportunity to be best of breed and to have a market beating solution, and I think we have a unique opportunity given our switch architecture to imbed that in and to not have a perimeter security solution but a core security solution. So that’s one area where we’ve made some visible steps and I think you’ll see some future steps from us in that area, so I would say we are not just going to build layer 3 switches but we will build and emphasize areas that are a key part of the network infrastructure. And, again just one comment over whether it’s a switch or a router, the line between a layer 3 switch and a router from a product perspective is blurring. We tend to call our products switches largely because that’s what we called them in the past. A layer 3 switch, by definition does routing and many of our products are very effective routers and are used in the network as routers. It just happens that we classify them as layer 3 switches, so I think that when you look at that or you look at an enterprise router or an enterprise switch, they are really one in the same in today’s market.

Operator:	Thank you. Next question comes from William Becklean from Oppenheimer and Company.

Speaker:	Thanks. This is actually Priya Parasuraman for Bill. Just going back quickly on that U.S. business – the pushouts, were they related to XOS-based products or are they more legacy products?

Gordon Stitt:	This is Gordon. I’m not sure of the answer to that. It would vary on a deal by deal basis but I suspect that there was a lot of XOS product in there given that those are our newer products and are focused on our largest customers.

Priya Parasuraman:	And, the Avaya relationship, where do you see that going by the end of the year?

Gordon Stitt:	Well, our partnership with Avaya is a strong one and we see increased success coming from that.

Priya Parasuraman:	You wouldn’t be going to put a number on it in terms of percentage of revenue?

Gordon Stitt:	No, we have not forecast that.

Bill Slakey:	But we would expect that on a sequential basis from here, Avaya is a grower through the year and then we’ll get to next December and we’ll see where the sequential pattern is there, but I’d be disappointed if we didn’t see a sequential improvement in Avaya revenues here in March.

Priya Parasuraman:	Thank you.

Operator:	Next question comes from Wojtek Uzdelewicz with Bear Stearns. Please go ahead.

Speaker:	Yes, hi, it’s actually Matt Shimao for Wojtek. I have a question about your Asia Pac revenues. Can you clarify for me, this is I think this is the largest revenues in a few years. So what are you seeing, are you seeing a few carriers buy a lot of equipment and now they’re going to deploy it over the next two or three quarters, or are you seeing these carriers just buying what they need quarter by quarter and you expect this to continue for two or three quarters at this rate?

Gordon Stitt:	Hi Matt, this is Gordon. So our business in Asia Pac is a mix of enterprise and carrier and we’ve won some just terrific enterprise deals in that part of the world, so I don’t want to put too much emphasis on the carrier business. That said, the carrier business in Asia Pac has been a great one for us. We have a number of leading customers – I mentioned on the formal part of the call Korea Telecom has been a customer of ours for quite a few years. In terms of buying practices, it’s of course hard for us to tell but in general carriers buy and then deploy that equipment fairly quickly. They don’t let it sit around. The pattern of buying and network expansion is really based upon their demand level and the take-up level they have with new services. So, in some cases if it’s a brand new service for instance, they will buy a modest amount and then over the next couple quarters as service take-up comes, they’ll continue to buy. If it’s an existing service it may be just a standard order from them every quarter or more or less frequently, again, depending upon the customer. It’s very difficult to predict, that’s why we always are careful to say that is a lumpy business but again Asia Pac was very strong as you suggest, the highest level in quite a few years and good balance in that market and very good execution by our team.

Matt Shimao:	Are you willing to clarify there how much of the growth was driven by service provider versus enterprise that might be a little bit more sustainable?

Gordon Stitt:	I’m not willing to break it down by markets. You’ve seen the percentage of the carrier business – if you look at our overall numbers being in the 20% to 25% range and pretty consistent – Bill, this quarter was a little bit above that?

Bill Slakey:	Yes

Gordon Stitt:	It was towards the high end, and I think you could surmise by the U.S. being down and the U.S., as we’ve said, being largely large enterprise that there was pretty strong growth in the Metro Ethernet segment and I think there’s a lot of underlying growth just overall in Metro Ethernet that we hope to capitalize on.

Matt Shimao:	Understood. And quickly on the XOS transition, you mentioned that was greater than 25% of your revenues this quarter. Last quarter I think you said it was greater than 20%, and actually it seems a little bit like a slow transition. Do you have thoughts on that and how you would expect it continue to play out?

Gordon Stitt:	The mix between carrier and enterprise?

Matt Shimao:	No, XOS products as a percentage of total product bookings.

Gordon Stitt:	Oh, I’m sorry. We do expect that XOS will continue to increase as a percentage. All of our new chassis systems are based on XOS. We do have some older systems that continue to be used and deployed by customers and continue to be competitive in the market that are ExtremeWare based. We don’t have any plans to convert those systems to XOS so it isn’t an instantaneous change over but you’ll see XOS revenue grow as a percentage. Also many of our new summit switches, our stackable switches, are XOS-based where today there’s only one segment of our product line that’s XOS-based, so you’ll see that tick up here during the calendar year.

Bill Slakey:	OK, thank you Matt. I understand there’s one last question on the line.

Operator:	Thank you. Our last question will come from Cobb Sadler with Deutsche Bank. Please go ahead.

Cobb Sadler:	Thanks a lot. Quick question, could you break out 10 gig revenue as a total as a percentage of the total?

Bill Slakey:	We don’t break that out as a percentage of total, Cobb.

Cobb Sadler:	OK, and just the weakness in North America, do you think – are you seeing any sort of product transition from the XOS software versus the ExtremeWare, is there any sort of hesitation on the part of your customers to wait?

Bill Slakey:	There’s, again it’s very customer by customer, we have a lot of customers that have a mix of ExtremeWare and XOS and to be very clear there’s no interoperability issues. Many people have networks that are mixed XOS and ExtremeWare. In fact, certainly any customer that’s been a customer for several years has a mix on their network.

Cobb Sadler:	OK, great, and just back to the 10 gig. Is it more than 5% now or can you not, do you not want to tell us that?

Bill Slakey:	It’s more than 5%.

Cobb Sadler:	OK. Thanks a lot.

Gordon Stitt:	All right, thank you everyone.

Operator:	Thank you ladies and gentlemen. That does conclude today’s teleconference. If you would like to listen to replays of today’s conference, you may dial in at 303-590-3000 or 1-800-405-2236 followed by the access code of 11050009 and then follow with the pound sign. Once again those numbers are 303-590-3000 or 1-

800-405-2236 followed by the access code of 11050009 and then followed by the pound sign. Once again, thank you for your participation in today’s conference and at this time you may disconnect.